M&F Bancorp, Inc. Declares Dividend for 4th Quarter
FOR IMMEDIATE RELEASE - 12/16/2010
DURHAM, N.C.--(BUSINESS WIRE)-- M&F Bancorp, Inc. (OTCBB: MFBP) a bank holding company headquartered in Durham, NC, today announced that its Board of Directors approved a dividend of eight  and one quarter cents ($0.0825) per share for the final dividend for 2010. Each shareholder of record as of the close of business on December 17, 2010 is entitled to receive $0.0825 for each share of common stock held at the close of business on this date. The payment date is Friday, December 24, 2010.

James A. Stewart, Chairman of the Board, stated, "Mechanics and Farmers Bank has a 102 year old legacy of profitability while serving several of the largest communities in North Carolina.  With the continued economic pressures on community banks, for the foreseeable future M&F will review its ability to declare dividends during the fourth quarter of each year.  No quarterly dividends to common shareholders are anticipated.  We are pleased that M&F continues to be profitable and that we are able to pay this dividend to our shareholders."

M&F Bancorp, Inc., a bank holding company headquartered in Durham, NC with assets of approximately $305 million as of September 30, 2010 is the parent company of Mechanics and Farmers Bank ("M&F Bank"). M&F Bank is a state-chartered commercial bank founded in 1907, and has operated continuously and profitably since 1908. With branch locations in Durham, Raleigh, Charlotte, Greensboro and Winston-Salem, NC, M&F Bank is one of only a few NC banks designated by the U.S. Treasury as a Community Development Financial Institution.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the "Company") and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

 Source: M&F Bancorp, Inc.

Contact: M&F Bancorp, Inc. Lyn Hittle, CFO, 919.687.7800, ext 547 Lyn.hittle@mfbonline.com